July 24, 2013

Scott Bailey
5045 Shale Bluff Ct.
Clarence, NY 14031

Dear Scott:
As you are aware, the terms of your employment with Synacor, Inc. (the “Company”) are the subject of a letter agreement between you and the Company dated September 7, 2010 (your “Letter Agreement”). The Company desires to amend the terms of your Letter Agreement as follows, with your consent, effective as of the date of this letter:
(1)Replace the seventh sentence of paragraph 2 of the Letter Agreement with the following sentence:
The bonus for a fiscal year will be paid to you during the calendar year immediately following such fiscal year and after the Company’s books for the completed fiscal year have been closed, and will only be paid if you are employed by the Company at the time of payment.
(2)Replace the first, second, and third sentences of paragraph 6 of the Letter Agreement with the following language:
If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company shall pay you your base salary for a period of twelve (12) months following the termination of your employment (the “Continuation Period”). Your base salary will be paid at the rate in effect at the time of your termination of employment and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the Company’s first payroll date that occurs on or following the 61st day after your termination from employment and, once they commence, will include any unpaid amounts accrued from your termination of employment. The Company shall also pay you an amount equal to your target bonus for the fiscal year that includes the date of your termination of employment (prorated to your last day of employment) on the first payroll date described in the immediately preceding sentence.
(3)Replace paragraph 7 of the Letter Agreement with the following language:
7. COBRA. If the Company terminates your employment for any reason other than Cause or Permanent Disability, the Company will pay you an additional amount during the Continuation Period, paid in approximately equal installments in accordance with the Company’s standard payroll procedures, equal to 100% of the cost of insurance premiums for group medical and dental coverage under the Company’s group health plan during the Continuation Period for you (and, if applicable, your spouse and other dependents) at the same level of coverage as on the date your employment terminates, using the rates that are then in effect (the “Additional Payments”). The Additional Payments may be used by you for any purpose, including but not limited to purchase of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(4)Add the following language as new paragraph 14 of the Letter Agreement:
14. Section 409A. It is the intention of the parties that this letter agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to you pursuant to this letter agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this letter agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exceptions of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until your termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that you are determined by the Company to be a “specified employee” for purposes of Section 409A at the time of your separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to you during the first six (6) months following your separation from service shall be delayed and paid in a lump sum upon the earlier of (x) your date of death, or (y) the first day of the seventh month following your separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to you constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
If you are in agreement with these amendments to your Letter Agreement please execute this document as indicated below and return it to me no later than September 20, 2013. All other provisions of your Letter Agreement will remain in effect as written. If you have any questions, please call me at (716) 362-3305.
Very truly yours,
SYNACOR, INC.
/s/ Julia Culkin-Jacobia
JULIA CULKIN-JACOBIA
VICE PRESIDENT OF ADMINISTRATION

I have read and agree to the above changes to my Letter Agreement:

/s/ Scott Bailey
Scott Bailey